FOR IMMEDIATE RELEASE
December 26, 2013

RESTON, VA, December 26, 2013 - WashingtonFirst Bankshares, Inc. (NASDAQ: WFBI) (“WashingtonFirst” or “the Company”) today announced that it liquidated its investment in a bank trust preferred collateralized debt obligation security (the “Trapeza CDO”) because of uncertainty regarding the future accounting implications of such investment under the revised, final “Volcker Rule” of the Dodd-Frank Act, which was released jointly by the Federal Reserve and a number of federal regulatory agencies earlier this month.

The Trapeza CDO, which was purchased in 2007 and classified as “Available for Sale,” was sold on December 19, 2013, for net proceeds of $0.7 million. As of September 30, 2013, the Trapeza CDO had a par value of $2.7 million, a book value of $2.2 million, and a carrying value of $0.1 million. The financial impact of the transaction, which will be reflected in the Company’s fourth quarter financial report, is as follows:

•	The $1.4 million difference between the net proceeds and the book value will result in an approximate after-tax charge of $0.9 million, or $0.12 per share, to the Company’s fourth quarter Net Income.

•	The $2.1 million difference between the carrying value and the book value will result in an approximate after-tax increase of $1.4 million to the Company’s fourth quarter Other Comprehensive Income.

•
The difference between the decrease in Net Income and the increase in Other Comprehensive Income will result in an approximate after-tax increase of $0.4 million, or $0.05 per share, in the Company’s Stockholders’ Equity.

About The Company
WashingtonFirst Bankshares, Inc. is headquartered in Reston, Virginia and is the holding company for WashingtonFirst Bank, which commenced operations in 2004. WashingtonFirst Bank, which focuses on providing quality, tailored services to its customers, conducts a full service commercial banking operation through 15 offices, with nine located in Northern Virginia, three in Maryland and three in the District of Columbia. For more information about WFBI, please visit: www.wfbi.com.
Cautionary Statements About Forward-Looking Information
This press release contains statements that relate to the projected performance or condition of the Company and elements of or affecting such performance or condition, including statements with respect to the Company’s expected accounting actions and estimated impact on Net Income, Comprehensive Net Income, and Shareholder’s Equity. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual facts, determinations, results or achievements may differ materially from the statements provided in this press release since such statements involve significant known and unknown risks and  uncertainties. Among other things, the information on the financial impact of the transaction is a preliminary pro forma estimate as of December 26, 2013, and factors that might cause the actual impact on fourth quarter financial results to differ include, but are not limited to: regulatory or market-based restrictions or developments; economic, market and business conditions being less favorable than expected; and other factors described in the Company’s most recent annual and quarterly reports. In addition, the statements contained in this press release are based on facts and circumstances as understood by management of the Company on the date of this press release, which may change in the future. Except as required by law, the Company disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.

For additional information or questions, please contact:
WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2422
Executive Vice President & Chief Financial Officer
MJohnson@wfbi.com
www.wfbi.com